UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 30, 2012

LRI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300
Nashville, Tennessee  37204
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(615) 885-9056

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    On October 30, 2012, LRI Holdings, Inc. the parent company of Logan’s Roadhouse, Inc. held its regularly scheduled fourth quarter and fiscal year 2012 earnings conference call.  Due to Hurricane Sandy, the Company has included key highlights from the earnings call below:

Fourth Quarter Information

•
During the fourth quarter the Company’s comparable restaurant sales and traffic were down 1.9% and 4.9%, respectively.  The Company also underperformed the Knapp Track benchmark for the same thirteen week period by 230 basis points, due to economic and competitive challenges impacting our business.

•	The Company ended our fourth quarter with a leverage ratio, as defined in our credit agreement, at 4.5 times Adjusted EBITDA, compared to our maximum allowable leverage ratio of 5.5 times.
•	The Company incurred net capital expenditures of $8.0 million in the fourth quarter.

Fiscal Year 2013 Outlook

•
The Company has fixed price contracts on approximately 50% of our commodity needs, including nearly 50% of our beef requirements.  The Company expects commodity inflation for fiscal year 2013 to be in the range of three to five percent.

•	In the first quarter of fiscal year 2013, the Company opened five additional restaurants and comparable restaurant sales were down 2.3%, with traffic down 4.5%.
•	At the end of the first quarter of fiscal year 2013, the Company is drawn $6.0 million on our revolving credit facility following our October interest payment.
•	The Company expects the advertising spending for fiscal year 2013 to be at a consistent level as a percentage of sales as the back half of fiscal year 2012.
•
The Company anticipates net capital expenditures to be in the range of $27.0 million to $30.0 million for fiscal year 2013, primarily related to no more than 15 new restaurant openings.  Approximately 75% of these restaurants will be land and building leases and the trend of capital expenditure spend will be similar to fiscal year 2012, i.e. heaviest in the first quarter, similar in the second and third quarters and lowest in the fourth quarter of the year.

•	Returns on invested capital for new restaurants are below the Company’s desired target, which is driven by sales softness. However, investment costs have remained very low.

A telephone replay of the entire conference call may be accessed by using the domestic replay number 877-870-5176 or the international replay number 858-384-5517; the passcode is 7604115.  Additional discussion and analysis of the Company’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the fiscal year ended July 29, 2012 and its Current Report on Form 8-K filed on October 23, 2012.  In particular, the Form 10-K and the Form 8-K both contain information regarding our Adjusted EBITDA, which is a non-GAAP financial measure.  The Company believes that Adjusted EBITDA, together with a reconciliation to net income, which is the most comparable GAAP measure, are helpful to both management and investors in understanding and analyzing financial performance.  However, the Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies.  Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for any GAAP financial measures.  The Form 10-K and the Form 8-K both include a reconciliation of Adjusted EBITDA to net income as well as a more detailed description of our Adjusted EBITDA, together with a discussion of the usefulness and purpose of such measure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2012	LRI Holdings, Inc.

	By:	/s/ Amy L. Bertauski
Amy L. Bertauski
Chief Financial Officer and Treasurer
(Duly Authorized Officer)